Exhibit 10.1

DermTech

November 20, 2019

PERSONAL AND CONFIDENTIAL

Steven Kemper

Dear Steven:

On September 11, 2019, you notified DermTech, Inc. (the “Company”) that you elected to terminate your employment with the Company for good reason during a change of control period as defined in the employment agreement between you and the Company dated April 1, 2014 (the “Employment Agreement”). Your last day of employment was October 15, 2019 (the “Termination Date”). This letter outlines the terms of certain benefits and payments to you.

1. Payment Through and After Termination. You have received all of your wages and paid time off as of the date you execute this Agreement. Further, you remain entitled to your 10-year Warrant for 13,101 shares granted December 2013 (your “Warrant”), which is already fully vested and expires on December 17, 2023. In addition, your 72,632 Restricted Stock Units, which are all fully vested and undelivered as of the Termination Date and as of the date hereof, will be delivered to you on December 31, 2019. After the Termination Date, you will be not be eligible to remain in the Company’s benefit programs, except for your continued participation in the health plan as described below. You will receive your COBRA notice after the Termination Date.

2. Severance and COBRA. If you sign (and do not revoke) this Agreement, pursuant to the instructions below, the Company will pay you severance in the total gross sum of $278,416, less applicable payroll withholdings (the “Severance”) The Severance will be paid in a lump sum, provided you do not revoke this Agreement, as you are entitled to do as set forth below, on April 16, 2020, which is six months and one day from the Termination Date, the date of your separation from service as defined in the appropriate IRS regulations. In addition, if you sign and do not revoke this Agreement, if you elect COBRA, the Company will reimburse your COBRA premiums on April 16, 2020 that have accrued as of that date and the Company will then reimburse any remaining COBRA premiums on a monthly basis thereafter, up to a maximum of twelve months total from the Termination Date.

3. Equity in the Company. In connection with the merger with Constellation Alpha Capital Corp. (the “Merger”), the Board of Directors of the Company previously fully accelerated all of your Restricted Stock Units (“RSUs”) and stock options, including the following equity awards that remain outstanding as of the date hereof: 19,515 RSUs granted March 14, 2016, 18,873 RSUs granted February 10, 2017, and 34,244 RSUs granted January 25, 2018, each as adjusted for the conversion ratio associated with and the one-for-two reverse stock split that occurred immediately after the Merger. In addition, you also currently own the Warrant and 59,685 shares of Company common stock. As additional consideration for this Agreement, the Company will release the “lockup” on your currently held shares once your “Affiliate” status is no longer valid. Other than as set forth herein, you agree and acknowledge that you have no right to, nor do you own, any equity interest in the Company or its affiliates, and you will make no claim to such equity in the future.

4. Acknowledgments. You expressly acknowledge and agree to the following:

(i) You have returned on the Termination Date all Company documents (whether in hard copy or electronic form and any copies thereof) and property (including, without limitation, all cell phones, laptops and other company equipment) unless other agreements were made for you to purchase the company laptop, and that you shall abide by the provisions of the Employee Non - Disclosure, Confidentiality and Invention Assignment Agreement (the “Employee Agreement “), you signed when you commenced your employment, the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(ii) that, to the extent permitted by law, all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so;

(iii) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person , product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its former or current officers, directors, employees and consultants); and that the Company (by Kevin Sun, John Dobak, Burkhard Jansen, Todd Wood, and Xuxu Yao) will not make any statements that are professionally or personally disparaging about you and the Company will provide you with a neutral reference, which means that it will only provide your job title, dates of employment and salary to any prospective employer that requests a reference; and

(iv) that a breach of this Section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Severance from you.

5. Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance and Bonus, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by you, including but not limited to a class or collective action, whether you seek to participate as a party plaintiff or as a class member (each a “Claim” and jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**

Claims under any local, state or federal discrimination , fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Civil

[1]

For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their former and current directors, officers, employees, trustees, agents, successors and assigns.

Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Federal Worker Adjustment and Retraining Notification Act; and any similar California, or other state, federal, or local statute.

**

Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment.

**

Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations , intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence .

**	Any other Claim arising under local, state or federal law.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

**Unknown Claims, Waiver of California Civil Code Section 1542. You understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company, whether set forth in any claim or demand referred to in this Agreement or not, and that any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

In waiving the provisions of Section 1542 of the California Civil Code, you acknowledge you may later discover facts in addition to or different from those you now believe to be true with respect to the matters released in this Agreement. You, however, agree you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the undersigned. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to the undersigned. The eighth day following your signing of this Agreement without rescission is the “Effective Date” of this Agreement.

Also, consistent with the provisions of local, state and federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state or local equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state or local equivalent (or seeking the recovery of any governmental bounty). Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

6. Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that except for the Employee Agreement entered into between you and the Company, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release is held unenforceable, this Agreement shall be deemed null and void.

By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including the Section entitled Your Release of Claims; (2) you understand that the Your Release of Claims is legally binding and by signing this Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. The Company will counter-sign this Agreement once it receives it from you.

The terms in this Agreement will expire, if you do not accept them, on the 22nd day following the date you receive this Agreement.

DermTech, Inc.

By:	/s/ Kevin Sun
Its:	Chief Financial Officer
Dated:	November 22, 2019

Confirmed, Agreed and Acknowledged:

/s/ Steven Kemper
Employee: Steven Kemper
Dated: November 21, 2019

4